Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 112 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 23, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of the CGM Advisor Targeted Equity Fund, Natixis Diversified Income Fund, Natixis Oakmark International Fund, Natixis U.S. Equity Opportunities Fund (formerly Natixis U.S. Multi-Cap Equity Fund), and Vaughan Nelson Small Cap Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2015